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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-50195

                                LINK ENERGY LLC
             (Exact name of registrant as specified in its charter)

                 2000 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 340
                              HOUSTON, TEXAS 77042
                                 (713) 781-1980
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON UNITS
            (Title of each class of securities covered by this Form)

                       WARRANTS TO PURCHASE COMMON UNITS
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [x]       Rule 12h-3(b)(1)(ii)       [ ]
          Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)        [ ]
          Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)       [ ]
          Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                 [ ]
          Rule 12h-3(b)(1)(i)       [ ]

 Approximate number of holders of record as of the certification or notice date as estimated by Link Energy LLC: 295

         Pursuant to the requirements of the Securities Exchange Act of 1934, Link Energy LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 26, 2004                    By: /s/ Thomas M.  Matthews
                                               --------------------------------
                                               Thomas M. Matthews
                                               Chief Executive Officer